UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No ___)


                             PERFECT WORLD CO., LTD.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        American Depositary Shares, each
                            representing five Class B
                           ordinary shares, par value
                              US $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    71372U104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2009
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |X|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |_|      Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                        ---------------------------
CUSIP No. 71372U104                SCHEDULE 13G               Page 2 of 10 Pages
-----------------------------                        ---------------------------

--------------------------------------------------------------------------------
     1     Names of Reporting Persons

           Maverick Capital, Ltd. - 75-2482446
--------------------------------------------------------------------------------
     2     Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)  |_|
           (b)  |_|
--------------------------------------------------------------------------------
     3     SEC Use Only

--------------------------------------------------------------------------------
     4     Citizenship or Place of Organization

           Texas
--------------------------------------------------------------------------------
                |   5   |  Sole Voting Power
                |       |  2,681,249 (each representing five ordinary shares)
 Number of      ---------------------------------------------------------------
   Shares       |   6   |  Shared Voting Power
Beneficially    |       |  0
  Owned by      ----------------------------------------------------------------
    Each        |   7   |  Sole Dispositive Power
 Reporting      |       |  2,681,249 (each representing five ordinary shares)
Person With     ----------------------------------------------------------------
                |   8   |  Shared Dispositive Power
                |       |  0
--------------------------------------------------------------------------------
     9     Aggregate Amount Beneficially Owned by Each Reporting Person

           2,681,249 (each representing five ordinary shares)
--------------------------------------------------------------------------------
    10     Check Box if the Aggregate Amount in Row (9) Excludes
           Certain Shares (See Instructions)                              |_|
--------------------------------------------------------------------------------
    11     Percent of Class Represented by Amount in Row 9

           6.7%
--------------------------------------------------------------------------------
    12     Type of Reporting Person (See Instructions)

           IA
--------------------------------------------------------------------------------

-----------------------------                        ---------------------------
CUSIP No. 71372U104                SCHEDULE 13G               Page 3 of 10 Pages
-----------------------------                        ---------------------------

--------------------------------------------------------------------------------
     1     Names of Reporting Persons

           Maverick Capital Management, LLC - 75-2686461
--------------------------------------------------------------------------------
     2     Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)  |_|
           (b)  |_|
--------------------------------------------------------------------------------
     3     SEC Use Only

--------------------------------------------------------------------------------
     4     Citizenship or Place of Organization

           Texas
--------------------------------------------------------------------------------
                |   5   |  Sole Voting Power
                |       |  2,681,249 (each representing five ordinary shares)
 Number of      ---------------------------------------------------------------
   Shares       |   6   |  Shared Voting Power
Beneficially    |       |  0
  Owned by      ----------------------------------------------------------------
    Each        |   7   |  Sole Dispositive Power
 Reporting      |       |  2,681,249 (each representing five ordinary shares)
Person With     ----------------------------------------------------------------
                |   8   |  Shared Dispositive Power
                |       |  0
--------------------------------------------------------------------------------
     9     Aggregate Amount Beneficially Owned by Each Reporting Person

           2,681,249 (each representing five ordinary shares)
--------------------------------------------------------------------------------
    10     Check Box if the Aggregate Amount in Row (9) Excludes
           Certain Shares (See Instructions)                              |_|
--------------------------------------------------------------------------------
    11     Percent of Class Represented by Amount in Row 9

           6.7%
--------------------------------------------------------------------------------
    12     Type of Reporting Person (See Instructions)

           HC
--------------------------------------------------------------------------------

-----------------------------                        ---------------------------
CUSIP No. 71372U104                SCHEDULE 13G               Page 4 of 10 Pages
-----------------------------                        ---------------------------

--------------------------------------------------------------------------------
     1     Names of Reporting Persons

           Lee S. Ainslie III
--------------------------------------------------------------------------------
     2     Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)  |_|
           (b)  |_|
--------------------------------------------------------------------------------
     3     SEC Use Only

--------------------------------------------------------------------------------
     4     Citizenship or Place of Organization

           United States
--------------------------------------------------------------------------------
                |   5   |  Sole Voting Power
                |       |  2,681,249 (each representing five ordinary shares)
 Number of      ---------------------------------------------------------------
   Shares       |   6   |  Shared Voting Power
Beneficially    |       |  0
  Owned by      ----------------------------------------------------------------
    Each        |   7   |  Sole Dispositive Power
 Reporting      |       |  2,681,249 (each representing five ordinary shares)
Person With     ----------------------------------------------------------------
                |   8   |  Shared Dispositive Power
                |       |  0
--------------------------------------------------------------------------------
     9     Aggregate Amount Beneficially Owned by Each Reporting Person

           2,681,249 (each representing five ordinary shares)
--------------------------------------------------------------------------------
    10     Check Box if the Aggregate Amount in Row (9) Excludes
           Certain Shares (See Instructions)                              |_|
--------------------------------------------------------------------------------
    11     Percent of Class Represented by Amount in Row 9

           6.7%
--------------------------------------------------------------------------------
    12     Type of Reporting Person (See Instructions)

           HC
--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

            Perfect World Co., Ltd.

Item 1(b)   Address of Issuer's Principal Executive Offices:

            8th Floor, Huakong Building
            No. 1 Shangdi East Road, Haidian District
            Beijing 100085, People's Republic of China

Item 2(a)   Name of Person Filing:

            This Schedule 13G (the "Schedule 13G") is being filed on behalf of each of the following persons (each, a "Reporting Person"):

            (i)   Maverick Capital, Ltd.;
            (ii)  Maverick Capital Management, LLC; and
            (iii) Lee S. Ainslie III ("Mr. Ainslie").

            The Schedule 13G relates to Shares (as defined herein) held for the accounts of Maverick Capital, Ltd.'s clients.

Item 2(b)   Address of Principal Business Office or, if none, Residence:

            The address of the principal business office of (i) Maverick Capital, Ltd. and Maverick Capital Management, LLC is 300 Crescent Court, 18th Floor, Dallas, Texas 75201, and (ii) Mr. Ainslie is 767 Fifth Avenue, 11th Floor, New York, New York 10153.

Item 2(c)   Citizenship:

            (i)   Maverick Capital, Ltd. is a Texas limited partnership;
            (ii) Maverick Capital Management, LLC is a Texas limited liability company; and
            (iii) Mr. Ainslie is a citizen of the United States.

Item 2(d)   Title of Class of Securities:

            American Depositary Shares, each representing five Class B ordinary shares, par value US $0.0001 per share (the "Shares").

Item 2(e)   CUSIP Number:

            71372U104


                               Page 5 of 10 Pages

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

   (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

   (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

   (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

   (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

   (e) [x]  An investment advisor in accordance with ss.240.13d-1(b)(1)(ii)(E).

   (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

   (g) [x] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

   (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

   (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

   (j) [ ]  A non-U.S. institution in accordance with ss. 240.13d-1(b)(1)
            (ii)(J);

   (k) [ ]  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(K).

   If filing as a non-U.S. institution in accordance with ss.240.13d-1(b)(1)
(ii)(J), please specify the type of institution:
                                                ---------------


Item 4      Ownership

            Ownership as of December 31, 2009 is incorporated by reference to items (5) - (9) and (11) of the cover page of the Reporting Person.

            Maverick Capital, Ltd. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and, as such, may be deemed to have beneficial ownership of the Shares which are the subject of this filing through the investment discretion it exercises over its clients' accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Mr. Ainslie is the manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC's Regulations.

Item 5      Ownership of Five Percent or Less of a Class

            Not applicable.


                               Page 6 of 10 Pages

Item 6      Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

            Not applicable.

Item 8      Identification and Classification of Members of the Group

            Not applicable.

Item 9      Notice of Dissolution of Group

            Not applicable.

Item 10     Certifications

            By signing below each of the Reporting Persons certifies that, to the best of such person's knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 10 Pages

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 2010             MAVERICK CAPITAL, LTD.

                                     By:   Maverick Capital Management, LLC,
                                           Its General Partner

                                           By: Lee S. Ainslie III, Manager

                                               By: /s/ John T. McCafferty
                                                   -----------------------------
                                                   John T. McCafferty
                                                   Under Power of Attorney dated
                                                   February 13, 2003



Date:  February 16, 2010             MAVERICK CAPITAL MANAGEMENT, LLC

                                     By:   Lee S. Ainslie III, Manager

                                           By: /s/ John T. McCafferty
                                               ---------------------------------
                                               John T. McCafferty
                                               Under Power of Attorney dated
                                               February 13, 2003



Date:  February 16, 2010             LEE S. AINSLIE III


                                     By: /s/ John T. McCafferty
                                         ---------------------------------------
                                         John T. McCafferty
                                         Under Power of Attorney dated
                                         February 13, 2003




                               Page 8 of 10 Pages

                                  EXHIBIT INDEX

A. Joint Filing Agreement, dated February 16, 2010, by and among Maverick Capital, Ltd., Maverick Capital Management, LLC, and Lee S. Ainslie III.




                               Page 9 of 10 Pages

                                                                       Exhibit A



                             Joint Filing Agreement


     The undersigned hereby agree that the statement on Schedule 13G with respect to the American Depositary Shares, each representing five Class B ordinary shares, par value US $0.0001 per share of Perfect World Co., Ltd., dated as of February 16, 2010, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date:    February 16, 2010


                             MAVERICK CAPITAL, LTD.

                              By: Maverick Capital Management, LLC
                                  Its General Partner

                                  By: Lee S. Ainslie III, Manager



                                      By: /s/ John T. McCafferty
                                          ------------------------------
                                          John T. McCafferty
                                          Under Power of Attorney dated
                                          February 13, 2003


                              MAVERICK CAPITAL MANAGEMENT, LLC

                              By: Lee S. Ainslie III, Manager



                                  By: /s/ John T. McCafferty
                                      ----------------------------------
                                      John T. McCafferty
                                      Under Power of Attorney dated
                                      February 13, 2003


                              LEE S. AINSLIE III



                              By: /s/ John T. McCafferty
                                  --------------------------------------
                                  John T. McCafferty
                                  Under Power of Attorney dated
                                  February 13, 2003


                               Page 10 of 10 Pages